Exhibit 99.1

Westaff announces new significant shareholders

WALNUT CREEK, CA, Thursday, March 1, 2007 — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, was advised at its February 28, 2007 Board Meeting by W. Robert Stover, the Company’s Chairman of the Board of Directors, that H.I.G. Capital, LLC and its affiliates (collectively, the “Investors”) have become significant shareholders of the Company.  Representatives of the Investors have informed the Company that, primarily through purchasing the outstanding stock of Mr. Stover and his family members (the “Stover Shares”), as well as other purchases on the open market, the Investors have acquired 8,263,196 shares of our stock, or approximately 49.7%, of the Company’s outstanding stock, as of today.  The Company was not involved in the sale of the Stover Shares to the Investors and at this time does not have the details regarding the transaction.

President and Chief Executive Officer Trish Newman commented, “We look forward to working with the Investors and welcome the ideas, insight and guidance they can offer.  We also would like to take this opportunity to thank Mr. Stover for the historical guidance he has provided as the Founder of the Company.”

An independent committee of our Board of Directors is engaged in discussions with the Investors regarding prospective, mutual goals. However, as we are just beginning these discussions, we are not currently in a position to provide any further details on the effect this will have on the Company.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs in excess of 125,000 people and services more than 15,000 client accounts from more than 230 offices located throughout the United States, the United Kingdom, Australia and New Zealand.  For more information, please visit our website at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. This press release also contains information represented to the Company by Mr. Stover and H.I.G. Capital LLC, which the Company believes to be true, but have not independently verified. You are cautioned not to place undue reliance on these statements.  All forward —looking statements are qualified in their entirety by this cautionary statement.  Actual results could differ materially from these statements. The factors affecting future operating results include the risks and uncertainties listed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K for the year ended October 28, 2006.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.

ANALYSTS/INVESTORS CONTACT:	John P. Sanders
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: jsanders@westaff.com

PRESS CONTACT:	Linda Gaebler
Vice President Communications
Telephone: 925/930-5368
e-mail: lgaebler@westaff.com